Exhibit 99.1

FOR IMMEDIATE RELEASE

April 22, 2020	NYSE American – REI

RING ENERGY, INC. RELEASES FIRST QUARTER 2020 OPERATIONS UPDATE

Company Halts Drilling Activity / Revises 2020 CAPEX To Estimated $32 Million

Midland, TX. April 22, 2020 - Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) today released its operations update for the first quarter of 2020. In the three months ended March 31, 2020, the Company drilled four new horizontal (“Hz”) San Andres wells (2 - 1mile, 2 – 1.5 mile) on its Northwest Shelf (“NWS”) asset. All four new wells drilled were completed, tested and had Initial Potentials (“IPs”) filed. In addition to the four new wells drilled in the first quarter which had IPs filed, the company completed testing and filed IPs on two additional horizontal wells drilled in previous quarters (2 NWS 1 mile). The average IP rate for all the horizontal wells (6 wells) IP’d in the first quarter of 2020 was 558 Barrels of Oil Equivalent (“BOEPD”) per day, or 107 BOE / 1,000 feet on an average lateral of 5,246 feet. The Company performed nine conversions from electrical submersible pumps (“ESP”) to rod pumps (4 NWS / 5 CBP) in the first quarter 2020.

Mr. Danny Wilson, Ring’s Executive Vice President and Chief Operating Officer, commented, “Again, the results of the six new wells IP’d in the first quarter bear out the fact that the NWS is a superior play. The average IP rate on the six wells is in line with the 14 NWS wells we drilled in 2019 (550 BOEPD). The four new wells drilled in the first quarter 2020, using a larger frac and refined completion technique, averaged over 600 BOEPD. As we reported in early March, we have stopped drilling any new wells until we can see stabilization in the marketplace return. As a result, we currently estimate our capital expenditure budget (“CAPEX”) for 2020 to be approximately $32 million, of which we have spent approximately $19 million in the first quarter. That amount is subject to change based on market conditions. We will continue to perform rod conversions in both the NWS and CBP wells, performing nine in the first quarter. In addition, the Company will perform downhole workover projects, as well as surface work on storage facilities and compressor improvements. We continue to work with our vendors, lowering costs and improving efficiencies wherever possible.”

As a result, net estimated production for the first quarter of 2020 was approximately 991,772 BOEs (Avg. 10,899 BOEPD), as compared to net production of 878,600 BOEs (Included 2 Months of NWS Acquisition) for the first quarter of 2019, a 12.9% increase, and net estimated production of 1,049,200 BOE for the fourth quarter of 2019, an approximate 5.5% decrease. March 2020 average net production was approximately 11,474 BOEPD, as compared to net daily production of 6,381 BOEs in March 2019 (Ring Only), a 79.8% increase, and net daily production of 11,270 BOEs in December 2019, a 1.8% increase.

The estimated price received for oil was $44.75 per barrel and the estimated price received for natural gas was $1.20 per mcf in the first quarter 2020. This resulted in an estimated received price of $40.00 per BOE. This compares to an average price per BOE received in the fourth quarter 2019 of $49.50, a decrease of 9.5%. The March 2020 price differential the Company experienced from NYMEX WTI pricing was less than $2.00.

For 2020, the Company currently has in place “financial” hedges in the form of “costless collars” on 5,500 barrels of oil per day (“BOPD”) in order to protect the Company’s cash flow from price fluctuation. “Costless collars” are the combination of two options, a put option (floor) and a call option (ceiling) with the options structured so that the premium paid for the put option will be offset by the premium received from selling the call option. Mr. Randy Broaddrick, Chief Financial Officer, explained “The Company’s “costless collars” are derivative financial contracts. While the Company enters into these contracts to protect its cash flow from operations, and the volumes it hedges are based on its anticipated production volumes, there is no requirement for the actual production to match the volumes it has hedged. To be clear, the Company does not enter into hedges for speculative purposes but in the current commodity price environment management may reduce production to a level that is below the volumes that are currently hedged and still receive a net payment equal to the difference between the hedged price ($50) and the average NYSE WTI price for the preceding month on the total amount hedged (5,500 BOPD). As the NYSE WTI indexed price decreases, the amount we receive on our hedges increases.”

Kelly Hoffman, Ring’s Chief Executive Officer, stated “With the steep decline in oil prices along with the drop in global demand because of the coronavirus, all oil companies are doing everything they can to lower cost and retain cash until they can see things starting to improve. Ring is no exception. As we pointed out in our release dated March 9, 2020, we have stopped drilling on our properties. There can be a big difference between the quoted NYSE WTI spot price and the actual price received. The hedges we have in place on approximately 60% of our oil production provides us flexibility to weather this downturn. As management, we must assume this current environment will continue for an extended period of time and plan accordingly. We strongly believe that should it become necessary to shut-in wells or if the price differentials are so high that it would make no economic sense to produce and sell our oil, the income from the hedges in place, in combination with the cost cutting measures we are making in both operations and G & A, will be enough to sustain our Company. Should we see a viable turnaround in commodity prices and stability return to the marketplace, we are ready to resume our drilling and development programs very quickly, and will do so within existing cash flow. We remain confident that with the measures we are now undertaking, Ring is well prepared to face the challenges ahead and come out of this a stronger company.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447